Exhibit 3.1

AMENDMENTS TO
THE AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

OF

COLISEUM ACQUISITION CORP.

The Extension Amendment

RESOLVED, as a special resolution, THAT:

The text of Article 36.2 of the Amended and Restated Memorandum of Association and Articles of Association of the Company be deleted in its entirety and replaced by the following:

(a) The Company has until June 25, 2024 to consummate a Business Combination (the “Termination Date”); provided, however, that commencing on June 25, 2024, the Company has the right, by resolution of the Company’s board of directors, to extend the time it has to consummate a Business Combination (the “Combination Period”) for an additional three months to September 25, 2024 (the “Additional Extended Date”). The Company’s board of directors has the sole discretion whether to extend the Combination Period to the Additional Extended Date. In the event that the Company has not consummated a business combination on or before the Termination Date and determines not to extend the Combination Period to the Additional Extended Date, or the if the Company does extend the Combination Period to the Additional Extended Date and the Company does not consummate a Business Combination before the Additional Extended Date, such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the directors of the Company shall take all such action necessary to (i) cease all operations except for the purpose of winding up (ii) as promptly as reasonably possible but no more than ten (10) Business Days after the Termination Date or Additional Extended Date, as applicable, redeem the Public Shares to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (iii) as promptly as reasonably possible following such Automatic Redemption Event, subject to the approval of the remaining Members and directors, liquidate and dissolve the Company, subject to the Company's obligations under the Act to provide for claims of creditors and the requirements of other Applicable Law. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

The Liquidation Amendment

RESOLVED, as a special resolution, THAT:

A new subsection (b) to Article 36.2 of the Amended and Restated Memorandum of Association and Articles of Association of the Company is hereby added:

(b) In the event that the Company’s board of directors, in its sole discretion, elects to wind up the Company’s operations on an earlier date than the Termination Date or Additional Extended Date, as applicable (such date, the “Early Termination Date”), as determined by the Company’s board of directors and included in a public announcement, (a “Voluntary Redemption Event”) and the directors of the Company shall take all such action necessary to (i) cease all operations except for the purpose of winding up (ii) as promptly as reasonably possible but no more than ten (10) Business Days after the Early Termination Date, redeem the Public Shares to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (iii) as promptly as reasonably possible following such Voluntary Redemption Event, subject to the approval of the remaining Members and directors, liquidate and dissolve the Company, subject to the Company's obligations under the Act to provide for claims of creditors and the requirements of other Applicable Law. In the event of a Voluntary Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

The text of Article 36.6 of the Amended and Restated Memorandum of Association and Articles of Association of the Company be amended to add a reference to the Voluntary Redemption Event by deleting such Article in its entirety and replacing it with the following:

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, a Voluntary Redemption Event, an Amendment Redemption Event or in the event the person accepts a Tender Redemption Offer or a Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account.

The text of Article 36.6 of the Amended and Restated Memorandum of Association and Articles of Association of the Company be amended to add a reference to the Voluntary Redemption Event by deleting such Article in its entirety and replacing it with the following:

Immediately after the Company’s IPO, that amount of the proceeds received by the Company in or in connection with the IPO (including proceeds of any exercise of the underwriter’s over-allotment option and any proceeds from the simultaneous private placement of like units comprising like securities to those included in the IPO by the Company) as is described in the Company’s registration statement on Form S-1 filed with the SEC (the Registration Statement) at the time it goes effective as shall be deposited in the Trust Account shall be so deposited and thereafter held in the Trust Account until released in the event of a Business Combination or otherwise in accordance with this Article 36. Neither the Company nor any Officer, director or employee of the Company will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or Voluntary Redemption Event, as applicable, or in payment of the acquisition price for any shares which the Company elects to purchase, redeem or otherwise acquire in accordance with this Article 36, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Company to pay the Company’s tax obligations and up to US$100,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of the Company, if applicable.

Clause (a) of the definition of Per-Share Redemption Price of the Amended and Restated Memorandum of Association and Articles of Association of the Company be amended to add a reference to the Voluntary Redemption Event by deleting such Article in its entirety and replacing it with the following:

(a) with respect to an Automatic Redemption Event or a Voluntary Redemption Event, the aggregate amount on deposit in the Trust Account including interest earned on the funds in the Trust Account (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares;

Clause (b) of Article 2.5 of the Amended and Restated Memorandum of Association and Articles of Association of the Company be amended to add a reference to the Voluntary Redemption Event by deleting such Article in its entirety and replacing it with the following:

(b) the right to be redeemed on an Automatic Redemption Event or Voluntary Redemption Event in accordance with Article 36.2 or pursuant to either a Tender Redemption Offer or Redemption Offer in accordance with Article 36.5 or pursuant to an Amendment Redemption Event in accordance with Article 36.11.

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